PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Craig Dwight
Chairman & CEO
Phone:	(219) 873-2725
Fax:	(219) 873-9280
Date:	January 21, 2022

Horizon Bank Appoints Vanessa Williams as New Independent Director

MICHIGAN CITY, Ind., January 19, 2022 – (NASDAQ GS: HBNC) Horizon Bancorp, Inc. (“Horizon” or the “Company”) announced today the appointment of Vanessa Williams to serve as an independent director on the Board of its wholly owned subsidiary, Horizon Bank.

Williams is Senior Vice President and General Counsel of Kelly Services, Inc. (NASDAQ: KELYA, KELYB), a leading global workforce solutions company headquartered in Troy, Mich.

“We are pleased to have an accomplished public company leader of Vanessa’s caliber, based in one of Horizon Bank’s most vibrant markets, joining our Board as we execute our strategy for accelerating growth and shareholder value creation,” said Chairman and CEO Craig M. Dwight. “Her years of experience leading legal affairs, mergers and acquisitions, third–party risk management, data privacy and security will be a tremendous asset to the Board, and we look forward to her contributions.”

Williams will serve on the Bank Board’s Compensation and Asset Liability and Operation Committees.

Prior to joining Kelly Services in 2020, Williams was Senior Vice President, Division General Counsel with IHS Markit, Ltd. (NYSE: INFO). She joined IHS Markit in 2014 through its acquisition of R.L. Polk & Co., where she served in a variety of roles; including Deputy General Counsel, beginning in 2006. Earlier in her career she was an attorney with the Michigan Basic Property Insurance Association and the law firm of Plunkett & Cooney, P.C. She earned her B.A. from the University of Alabama, J.D. from the College of William and Mary and M.B.A. from Wayne State University.

About Horizon Bancorp, Inc.
Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.5 billion–asset bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon’s retail offerings include prime residential, indirect auto, and other secured consumer lending to in–market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in–market business banking and treasury management services, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana’s Michigan City, is available at horizonbank.com and investor.horizonbank.com.

# # #